Exhibit 99.1

PSE files request to change electric rates, recoup higher power costs

BELLEVUE, Wash. - Rising power costs prompted Puget Sound Energy [utility subsidiary of Puget Energy (NYSE: PSD)] to file today for a small increase in its electric rates.
The utility is asking the Washington Utilities and Transportation Commission (WUTC) to increase rates by 3.65 percent, on average, for PSE’s 1 million electric customers. A typical residential bill (based on 1,000 kilowatt-hours of power usage) would increase by 4.4 percent - or $2.86 per month.
The filing falls under a special “power cost adjustment” regulatory process that provides for changes in PSE electric rates - whether up or down - depending on changes in the utility’s costs to procure customers’ power supplies. This five-month rate-setting process considers only PSE’s costs to generate or purchase power supplies. In contrast, under an 11-month general rate proceeding, the WUTC weighs all utility costs - labor, equipment, taxes, etc. - when setting new base rates.
In March state regulators approved a 4.1 percent increase in PSE’s base electric rates. The utility is asking for the power-cost rate change to take effect Dec. 1.
A variety of factors are raising the utility’s costs both to generate and to purchase customers’ electricity supplies. One is the construction of a large wind-power facility in southeast Washington’s Columbia County. The Hopkins Ridge Wind Project is part of PSE’s long-range initiative to secure a larger, more diversified mix of cost-effective energy supplies to meet its customers’ rising electricity demands.
The wind farm, now under construction near Dayton, will entail more than 80 wind turbines with a combined 150 megawatts of peak power-generating capacity (or about 50 megawatts of average output). While Hopkins Ridge raises PSE’s power costs, those costs would go even higher if the project weren’t built. PSE estimates that Hopkins Ridge will create an estimated $30 million in present-value savings for PSE customers over the next 20 years when the facility’s output is compared to the power PSE would otherwise have to procure elsewhere - at a higher price.
Another driver of PSE’s power-cost increase is the rising wholesale price of natural gas, which in turn affects utilities’ power-production costs and the Northwest’s market price for wholesale power. PSE expects the near-term market price for gas to be about 17 percent higher than what is reflected in customers’ current electric rates. Other key factors prompting the requested $55.6 million rate increase include cost increases in some of PSE’s purchased-power contracts and higher power-transmission charges levied by the Bonneville Power Administration.
Kimberly Harris, PSE vice president of regulatory and government affairs, said a balanced mix of energy supply involving hydropower, renewable energy, thermal power, and aggressive energy conservation will reduce customers’ risk exposure to volatile energy markets and, long-term, will help to moderate their retail electricity rates.
“We have a large and growing need for new energy resources to serve our customers,” Harris said. “This electric-rate adjustment will help us make critical investments needed to serve our customers.”
The utility’s recently updated Least Cost Plan, which guides the company’s energy-supply strategy, forecasts that PSE will need to acquire more than 2,000 average megawatts of power supply over the next 20 years to serve its customers’ power demands. Two thousand average megawatts is roughly twice the amount of power consumed by a city the size of Seattle.
About half of PSE’s long-term power-supply need is linked to the steadily growing number of customers in PSE’s service territory. The remaining need stems from expiring purchased-power contracts PSE has with other Northwest utilities and independent power producers. As those contracts expire, Harris said, PSE is striving to replace the energy with competitively priced resources such as the Hopkins Ridge wind project.

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